Exhibit 99.1

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC, INC. NAMES MR. JOHN F. SCHAEFER TO BOARD OF DIRECTORS
Santa Clara, Calif.— June 18, 2010—Intevac, Inc. (Nasdaq: IVAC) has increased the size of its Board of Directors from six to seven directors and elected Mr. John F. Schaefer to its Board of Directors, effective immediately.
Mr. Schaefer currently serves on the Board of Directors of Websense. Mr. Schaefer served as the Chairman and Chief Executive Officer of Phase Metrics from 1994 through 2001, President, Chief Operating Officer and Director of McGaw Incorporated from 1992 to 1994, President, Chief Executive Officer and a Director of Levolor Corporation from 1989 to 1999, and Corporate Officer and Director of Baker Hughes Incorporated from 1974 to 1988. Mr. Schaefer also served as a Staff Assistant to the President of the United States between 1971 and 1974. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School.
Norman Pond, Intevac chairman, commented: “We are very pleased to have Mr. Schaefer join Intevac’s board of directors. We expect to benefit from his broad business experience in high technology, energy, and the public sector. I look forward to working with him in guiding the Company’s future growth and continuing to enhance shareholder value.”
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer high-productivity technology solutions to the photovoltaic and semiconductor industries.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.